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Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

        FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of August 20, 2004, among Yona Venetian, LLC, a Delaware limited liability company, and Interface Employee Leasing, LLC, a Nevada limited liability company (together, the "Guaranteeing Subsidiaries"), each, an indirect wholly owned subsidiary of Las Vegas Sands, Inc., a Nevada corporation (the "Company"), the Company, Venetian Casino Resort, LLC ("Venetian" and, together with the Company, the "Issuers"), the other Note Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, as trustee under the Indenture referred to below (the "Trustee").

WITNESSETH

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of June 4, 2002 providing for the issuance of 11.00% Mortgage Notes due 2010 (the "Notes");

        WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuers' Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantee"); and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

        1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned, to them in the Indenture.

        2.    Agreement to Guarantee.    Each Guaranteeing Subsidiary hereby agrees as follows:

          (a)   Along with all Note Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Issuers hereunder or thereunder, that:

              (i)  the principal of, and premium and Liquidated Damages, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

             (ii)  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, prepayment, declaration, demand or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Note Guarantors shall be jointly and severally obligated to pay the same immediately.

          (b)   The obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Note Guarantor.

          (c)   The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.

          (d)   This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Note Guarantor under the Indenture.

          (e)   If any Holder or the Trustee is required by any court or otherwise to return to either the Issuers, or any Note Guarantor, or any custodian, trustee or similar official acting in relation to either of the Issuers or such Note Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

          (f)    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

          (g)   As between the Note Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantors for the purpose of this Note Guarantee.

          (h)   The Note Guarantors shall have the right to seek contribution from any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

          (i)    Pursuant to Section 11.03 of the Indenture, after giving effect to any maximum amount and all other (contingent or otherwise) liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under Article 11 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Note Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

        3.    Execution and Delivery.    Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

        4.    Guaranteeing Subsidiaries May Consolidate, etc. on Certain Terms.

          (a)   Except in the event of a disposition of all or substantially all of the assets of a Note Guarantor by way of merger or consolidation or other merger or consolidation permitted by this Indenture in which the Note Guarantor ceases to be a Restricted Subsidiary, no Note Guarantor shall consolidate with or merge with or into (whether or not such Note Guarantor is the surviving Person), another Person whether or not affiliated with such Note Guarantor unless (i) subject to the provisions of the following paragraph and Section 11.05 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Note Guarantor) assumes all the obligations of such Note Guarantor pursuant to a supplemental indenture and supplemental Collateral Documents in a form reasonably satisfactory to the Trustee pursuant to which such Person shall unconditionally guarantee all of such Note Guarantor's obligations under such Note Guarantee, this Indenture and the Collateral Documents on the terms set forth in this Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) such transaction will not result in the loss or suspension or material impairment of any material Gaming License of the Issuers or any of their Restricted Subsidiaries. In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Note Guarantee in this Indenture and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Note Guarantor, such successor Person shall succeed to and be substituted for the Note Guarantor with the same effect as if it had been named herein as a Note Guarantor.

          (b)   Notwithstanding the foregoing, (A) a Note Guarantor may consolidate with or merge with or into, or sell or otherwise dispose of all or substantially all of its assets to, the Issuers, provided, that the surviving corporation (if other than the Issuers) shall expressly assume by supplemental indenture complying with the requirements of this Indenture, the due and punctual payment of the principal of, premium and Liquidated Damages, if any, and interest on all of the Notes, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Issuers and (B) a Note Guarantor may consolidate with or merge with or into, or sell or otherwise dispose of all or substantially all of its assets to, any other Note Guarantor.

        5.    Releases.

          (a)   Upon (i) a sale or other disposition of all or substantially all of the assets of any Note Guarantor, by way of merger, consolidation or otherwise, (ii) a Note Guarantor becoming an Unrestricted Subsidiary pursuant to the terms of this Indenture, (iii) a sale or other disposition of all of the Capital Stock of any Note Guarantor that is a Subsidiary or (iv) a sale of Capital Stock or other transaction which results in such Note Guarantor ceasing to be a Restricted Subsidiary, then, without any action required on the part of the Trustee or any Holder of the Notes, such Note Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or a portion of the Capital Stock of such Note Guarantor or the Note Guarantor becoming an Unrestricted Subsidiary pursuant to the terms of this Indenture) or the person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Note Guarantor) shall be released and relieved of any obligations under its Note Guarantee without any action required on the part of the Trustee or any Holder of the Notes; provided, that (i) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) if applicable, the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10 of the Indenture and the Collateral Documents.

          (b)   If any Note Guarantor is released from its Guarantee to the lenders under any First Lien Credit Facility, such Note Guarantor shall be released from its obligations under the Note Guarantee without any action required on the part of the Trustee or any Holder of Notes. A Note Guarantor may also be released from its obligations under its Note Guarantee pursuant to the Articles 8, 9 or 12 of the Indenture.

        6.    No Recourse Against Others.    No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Issuers or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

        7.    NEW YORK LAW TO GOVERN.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        8.    Counterparts.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        9.    Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction hereof.

        10.    The Trustee.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Issuers.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: August 20, 2004
YONA VENETIAN, LLC
	By:	Las Vegas Sands, Inc., its member
	By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President
INTERFACE EMPLOYEE LEASING, LLC
	By:	Las Vegas Sands, Inc., its member
	By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ RICHARD PROKOSCH Name: Richard Prokosch Title: Vice President
ACKNOWLEDGED AND AGREED:
LAS VEGAS SANDS, INC.
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President
VENETIAN CASINO RESORT, LLC
By:	Las Vegas Sands, Inc., its managing member
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President
MALL INTERMEDIATE HOLDING COMPANY, LLC
By:	Venetian Casino Resort, LLC, its member
By:	Las Vegas Sands, Inc., its managing member
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President

VENETIAN HOTEL OPERATIONS, LLC
By:	Venetian Casino Resort, LLC, its member
By:	Las Vegas Sands, Inc., its managing member
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President
LIDO INTERMEDIATE HOLDING COMPANY, LLC
By:	Venetian Casino Resort, LLC, its member
By:	Las Vegas Sands, Inc., its managing member
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President
VENETIAN VENTURE DEVELOPMENT, LLC
By:	Venetian Casino Resort, LLC, its member
By:	Las Vegas Sands, Inc., its managing member
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President

VENETIAN OPERATING COMPANY, LLC
By:	Venetian Casino Resort, LLC, its member
By:	Las Vegas Sands, Inc., its managing member
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President
VENETIAN MARKETING INC.
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: President
VENETIAN TRANSPORT, LLC
By:	Las Vegas Sands, Inc., its managing member
By:	/s/ ROBERT G. GOLDSTEIN Name: Robert G. Goldstein Title: Senior Vice President

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FIRST SUPPLEMENTAL INDENTURE
WITNESSETH